Exhibit 4.1

SHAREHOLDERS RIGHTS AGREEMENT

This Shareholders Rights Agreement (this “Agreement”) is made and entered into as of March 9, 2021 by and among (1) Amir Nechmad, an Israeli resident, Israeli ID no. 055273981, having his address at 10 Ehud St. Tel-Aviv, Israel, E-mail: amir@dankron.co.il; (2) Yair Nechmad (“Yair”), an Israeli resident, Israeli ID no. 057243263, having his address at 1 Zabar St. Even Yehuda, Israel, E-mail: yair@nayax.com; (3) Yair Nechmad Ltd., a company organized under the laws of the State of Israel, company number 51-486655-7, having its registered office at 1 Zabar St. Even Yehuda, Israel, E-mail: yair@nayax.com (“Yair Ltd”; for the purposes of this Agreement, Yair and Yair Ltd. shall be considered one shareholder); and (4) David Ben-Avi, an Israeli resident, Israeli ID no. 025068925, having his address at 30 Levona St. Ramat Ha'Sharon, Israel, E-mail: david@nayax.com (each, a “Shareholder” and, together, the “Shareholders”)

RECITALS

WHEREAS, the Shareholders are shareholders of Nayax Ltd. (the “Company”), which intends to list its shares for trading on a recognized stock exchange (the “Stock Exchange”) as part of an initial public offering of its shares (the “IPO”); and

WHEREAS, the Shareholders are interested in regulating the legal relationship between them in connection with their shareholdings in the Company as of September 30, 2020 subject to the completion of the IPO by December 31, 2021, including in relation to any additional Shares as may be acquired by the Shareholders prior to or following the IPO, in accordance with the terms and provisions of this Agreement and for the period stipulated herein.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties hereto agree as follows:

1.	Preamble, Headings and Definitions

1.1.	In this agreement, unless the context dictates otherwise, the following terms shall have the said meaning assigned alongside them:

“The Companies Law”	means the Israeli Companies Law, 5759-1999.

“Business Day”	means any day other than: (a) Friday and Saturday; and (b) any other day on which the majority of banks in Israel are closed for business.

“Control”	as such term is defined in the Israeli Securities Law, 5728-1968;

“Security Interest”	means any mortgage, charge, pledge, lien, attachment, assignment, security interest, hypothecation, option, right to acquire, or any other encumbrance or third party right or interest of any kind; or any agreement or arrangement or obligation to create any of the same.

“Share” or “Shares”	means,

(a)	prior to the completion of the IPO: (i) ordinary share(s) of the Company, par value NIS 0.0001 each; (ii) ordinary A share(s) of the Company, par value NIS 0.0001 each; and (iii) ordinary B share(s) of the Company, par value NIS 0.0001 each; and

(b)	following the completion of the IPO, ordinary share(s) of the Company, par value NIS 0.0001 each.

“Permitted Transferee”	means, with respect to a Shareholders, any of the following:

(a)	such Shareholder's wife (or widow) or children;

(b)	an entity Controlled by, Controlling, or under common Control with a Shareholder;

(c)	a legal successor or heir of such Shareholder.

“Transfer”	means a sale, transfer, assignment, gift, grant of rights to a third party or any other disposal of, whether directly or indirectly.

2.	Applicability

2.1.	This Agreement will apply to all Shares held by the Shareholders as of the date of this Agreement, and to any additional Shares as may be acquired by the Shareholders at any time thereafter during the term of this Agreement. For the sake of clarity, this Agreement shall not apply to all such Shares that will be offered for sale by certain Shareholders in the framework of the IPO.

2.2.	For as long as the Shareholders hold Shares indirectly through Dually Ltd., the provisions of Section 5 below shall also apply mutatis mutandis with respect to the holding in such Shares.

3.	Board of Directors

3.1.	Each of the Shareholders undertakes to exercise all the voting power and influence available to such Shareholder, in his/its capacity as a shareholder of the Company, including, without limitation, by participating in and voting all the Shares owned or controlled by such Shareholder at each general meeting of the shareholders of the Company (a “General Meeting”), to ensure that (i) the articles of association of the Company (the “Articles”) shall determine that the appointment of directors to the board of directors of the Company (the “Board”) shall be under the exclusive authority of the General Meeting, that the Board will be comprised of up to seven (7) members and that the members of the Board shall elect one of its members to serve as the chairman of the board; and (ii) the election or appointment of the members of the Board shall be in accordance with the following:

3.1.1.	Each of the Shareholders (together with his/its Permitted Transferees), that holds at least 15% of the issued and outstanding share capital of the Company, shall be entitled to recommend the identity of one (1) director.

3.1.2.	The identity of up to two (2) directors shall be as recommended by the Shareholders, in accordance with the provisions of Section 3.3 below; provided that one (1) of such directors shall qualify as an independent director ("תלוי בלתי דירקטור") as such term is defined in the Companies Law (the “Independent Director”).

3.1.3.	The Shareholders, in accordance with the provisions of Section 3.3 below, shall recommend the identity of the external directors, as such term is defined in the Companies Law ("External Directors"). According to the provisions of the Companies Law as at the date of this Agreement, the number of External Directors serving on the Board shall be at least two (2).

3.2.	Each Shareholder entitled to recommend the identity of a member of the Board in accordance with Section 3.1.1 above, will provide the other Shareholders, in writing, with the name of his/its recommended director prior to the date of the relevant General Meeting, in order to enable the Shareholders to vote at the General Meeting for the appointment of such director.

3.3.	The identity of the Shareholders' recommendee(s) to serve on the Board in accordance with Sections 3.1.2 and 3.1.3 above shall be determined by a unanimous consent of all of the Shareholders. However, in the event where one of the Shareholders (in this Section 3.3, the "Minority Shareholder") shall hold less than two-thirds (2/3) of the number of Shares held by each of the other two Shareholders (in this Section 3.3, the "Majority Shareholders"), and the Shareholders are not able to reach a unanimous consent as to the identity of such recommendee(s) to serve on the Board, then the identity of the Shareholders' recommendee(s) to serve on the Board in accordance with Sections 3.1.2 and 3.1.3 above shall be determined by the unanimous consent of the Majority Shareholders. To the extent that the Shareholders cannot reach consent with respect to the identity of the directors to be appointed in accordance with Sections 3.1.2 and 3.1.3 above, then to the fullest extent allowed by law, the Shareholders shall vote for the reappointment to the Board of the directors already serving on the board and which were appointed to the Board in accordance with Sections 3.1.2 and 3.1.3 above.

3.4.	Each Shareholder entitled to recommend members of the Board undertakes that their recommendee(s) to serve on the Board will comply with the qualification conditions of a director (or an Independent Director or External Director, as the case may be) as set out in the Companies Law.

3.5.	Each of the Shareholders undertakes to vote all of the Shares owned by him/it at the General Meeting: (a) in favor of the appointment of members of the Board whose identities have been determined in accordance with the provisions of this Section 03, and (b) against the appointment of members of the Board whose identities have not been determined in accordance with the provisions of this Section 03.

3.6.	Each Shareholder undertakes that should a resolution be brought at a General Meeting for the termination of the tenure of a director who was designated by an individual Shareholder or by the Shareholders as a group in accordance with this Section 3, each Shareholder will vote all of his/its Shares at such General Meeting, in accordance with the directives of the applicable Shareholder or Shareholders who originally recommended such director.

3.7.	Should the position of a director (including the Independent Director or any External Director) be vacated, the Shareholder or the Shareholders as a group that recommended such director in accordance with the provisions of this Section 03 shall be entitled to recommend another director in his or her stead for an additional tenure, subject to any applicable law, and the Shareholders shall use their best efforts to convene a General Meeting on the agenda of which is the appointment of such a director, and shall vote all the Shares owned by them at each General Meeting to ensure the appointment of such a director. Sections 3.1 through 3.6 hereof shall apply to such appointment, mutatis mutandis.

4.	Preliminary Meetings

4.1.	All of the Shareholders (one representative of each Shareholder and his/its Permitted Transferees) shall convene at the time and place which shall be coordinated between them, at least four (4) Business Days before each General Meeting (a “Preliminary Meeting”) (whether annual or extraordinary), and will discuss all matters on the agenda of the General Meeting (except for the appointment of directors to the Company, with respect to which the provisions of Section 03 above shall apply).

4.2.	At any Preliminary Meeting convened in accordance with this Section 4, the Shareholders shall attempt to reach a joint decision as to how the Shareholders shall vote all (but not part) of the Shares owned or controlled by them at the upcoming General Meeting.

4.3.	If the Shareholders were able to reach a unanimous decision at the Preliminary Meeting as to how the Shareholders shall vote their Shares in respect of a certain resolution on the agenda of the upcoming General Meeting, each Shareholder will vote all of his/its Shares at the relevant General Meeting, in accordance with such decision.

4.4.	If a Preliminary Meeting is not held with respect to a certain resolution on the agenda of the General Meeting, or if the Shareholders do not reach a unanimous decision as to how the Shareholders shall vote their Shares in respect of a certain resolution on the agenda of the General Meeting, then each Shareholder will vote all of his/its Shares at the relevant General Meeting in a manner which preserves the status-quo (הקיים המצב את המשמר באופן ,כלומר).

4.5.	Notwithstanding the provisions of Sections 4.3 and 4.4 above, in the event where one of the Shareholders (the "Minority Shareholder") shall hold less than two- thirds (2/3) of the number of Shares held by each of the other two Shareholders (the "Majority Shareholders"), and the Shareholders do not reach a unanimous decision at the Preliminary Meeting as to how the Shareholders shall vote their Shares in respect of a certain resolution on the agenda of the General Meeting, then: (a) if the Majority Shareholders reach an agreement as to how the Shareholders shall vote their Shares in respect of a certain resolution on the agenda of the General Meeting, each Shareholder (including the Minority Shareholder) will vote all of his/its Shares at the relevant General Meeting, in accordance with the decision reached by the Majority Shareholders; and (b) if the Majority Shareholders do not reach a an agreement as to how the Shareholders shall vote their Shares in respect of a certain resolution on the agenda of the General Meeting, then each Shareholder (including the Minority Shareholder) will vote all of his/its Shares at the relevant General Meeting in a manner which preserves the status-quo (הקיים המצב את המשמר באופן ,כלומר).

4.6.	Preliminary Meetings may be held by way of a physical meeting, a conference call, a video call or in any other way allowing for the participation of each of the Shareholders.

4.7.	The quorum for convening a Preliminary Meeting will be the presence, within half an hour of the time set for the start of the Preliminary Meeting, of all of the Shareholders (one representative of each Shareholder and his/its Permitted Transferees). If, half an hour after the time set for the Preliminary Meeting, such quorum is not present, the meeting shall be adjourned to the next Business Day, at the same time and place, or to another earlier or later time as shall be agreed upon in writing by all of the Shareholders (the “Adjourned Preliminary Meeting”). If, at the Adjourned Preliminary Meeting, no such quorum is present within half an hour, then the Adjourned Preliminary Meeting will be held with any number of participants from amongst the Shareholders, provided such participants include at least two of the Shareholders.

5.	Limitations on Transferability of Shares

5.1.	The Transfer of Shares shall be subject to the provisions of this Section 5.

5.2.	Subject to any additional limitations applicable to any Shareholder under applicable law (including limitations under the Stock Exchange's regulations, if relevant), and subject to the provisions of Sections 5.4 below, any Shareholder shall be entitled to sell Shares on the Stock Exchange.

5.3.	Bring Along

5.3.1.	In the event that Shareholders who hold the majority of the Shares held by the Shareholders (the “Proposing Shareholders”) wish to accept an offer to sell all of the Shares they hold to any third party by way of a share sale, merger or otherwise (the “Buyer”), and such Buyer has made its offer contingent upon the sale to such Buyer of all of the Shares held by all of the Shareholders (the “Sale Transaction”), then, at the closing of such Sale Transaction, the other Shareholder (the “Forced Shareholder”) shall be obligated to (i) sell all of the Shares he/it holds to the Buyer at the same price per share and upon the same terms and conditions as the Proposing Shareholders, and (ii) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Shareholder’s Shares in the General Meeting in favor of any Sale Transaction proposed by the Proposing Shareholders and executing any purchase agreements, or related documents, as such Proposing Shareholders and the Buyer execute in order to carry out the terms and provisions of this Section 5; provided that the price per Share actually paid to the Forced Shareholder in such Sale Transaction, is at least ten percent (10%) greater than the average closing price of the Company's shares on the Stock Exchange during the thirty (30) trading days preceding the day on which the Sale Transaction is offered to the Forced Shareholder.

5.3.2.	Notwithstanding the provisions of Section 4 above, in the event that a Sale Transaction shall be subject to the approval of the General Meeting, a decision of the Shareholders at the Preliminary Meeting shall not be required, and to the extent the conditions of this Section 5.3 are met, all of the Shareholders shall be obligated to vote all of the Shares held by them, at the General Meeting, in favor of the approval of the Sale Transaction.

5.4.	Right of First Offer on Shares sold on the Stock Exchange

5.4.1.	If a Shareholder (the “Selling Party”) wishes to sell Shares in the framework of the continuous trading ("רציף מסחר") on the Stock Exchange, then such Selling Party shall send to the other Shareholders a written notice (the “Sale Notice”) at least one (1) Business Day in advance of such sale, in which the Selling Party shall specify (i) the number of Shares that the Selling Party proposes to sell (the “Offered Shares”) and (ii) the price under which the Selling Party will not sell the Offered Shares on the Stock Exchange (the “Limit Price”). Such Sale Notice shall constitute an irrevocable offer to sell the Offered Shares to the other Shareholders (the “ROFO Shareholders”) at the Limit Price.

5.4.2.	At any time within one (1) Business Day after delivery of the Sale Notice (the “ROFO Option Period”), the ROFO Shareholders may elect to accept the offer to purchase all (and not less than all) of the Offered Shares by giving written notice of such election (the “ROFO Acceptance Notice”) to the Selling Party within the ROFO Option Period, which notice shall indicate that the ROFO Shareholders (or some of them) are willing to purchase all of the Offered Shares at the Limit Price and the allocation of the Offered Shares among the ROFO Shareholders. A ROFO Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Offered Shares, and the Offered Shares shall be sold by the Selling Party to the relevant ROFO Shareholders at the Limit Price when they are free and clear of any Security Interest within one (1) Business Day following the expiration of the ROFO Option Period.

5.4.3.	To the extent the ROFO Shareholders do not deliver an Acceptance Notice to the Selling Party within the ROFO Option Period, the Selling Party may, within two (2) Business Days after the expiration of the ROFO Option Period (the “Sale Period”), sell all or any of the Offered Shares on the Stock Exchange, at a price which shall not be lower than 98% of the Limit Price. Following the Sale Period, any sale of Shares by the Selling Party in the framework of the continuous trading on the Stock Exchange will be subject to the provisions of this Section 5.4.

5.5.	Right of First Offer on Shares sold Off-Market

5.5.1.	If a Selling Party wishes to sell or otherwise Transfer outside of the framework of the continuous trading on the Stock Exchange ( מחוץ עסקה לבורסה), any or all of such Selling Party’s Shares, to any person other than to a Permitted Transferee of such Selling Party, then such Selling Party shall send to the other Shareholders (the “Offerees”) a written notice (the “Offer”) in which the Selling Party shall specify the following information: (i) the number of Shares that the Selling Party proposes to sell or Transfer (the “Transfer Shares”); (ii) the price that the Selling Party intends to receive in respect of the Transfer Shares, which shall be stated in cash, and the terms of payment thereof and (iii) the material terms and conditions of the proposed sale or Transfer. Such Offer shall constitute an irrevocable offer to sell the Transfer Shares to the Offerees, at a purchase price equal to the price contained, and on the same terms and conditions as set forth, in the Offer.

5.5.2.	At any time within seven (7) Business Days after delivery of the Offer (the “Relevant Period”), the Offerees may elect to accept the offer to purchase, in the aggregate, all (and not less than all) of the Transfer Shares by giving a written notice of such election (the “Acceptance Notice”) to the Selling Party within the Relevant Period, which notice shall indicate that the Offerees (or some of them) are willing to purchase all of the Transfer Shares and the allocation of the Transfer Shares among the Offerees. An Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Transfer Shares, and the Transfer Shares shall be sold by the Selling Party to the relevant Offerees when they are free and clear of any Security Interest, as soon as practicable after receipt of the Acceptance Notice, and in any event by no later than fifteen (15) days following the expiration of the Relevant Period.

5.5.3.	Subject to the Tag Along Right set forth in Section 5.6 below, if the Offerees do not deliver to the Selling Party an Acceptance Notice within the Relevant Period, the Selling Party may, within sixty (60) days after the expiration of the Relevant Period (the “Transfer Period”), sell all such Transfer Shares to any third party, on terms and conditions that are not more favorable to such third party than those set forth in the Offer. Following the Transfer Period, any sale or Transfer of Shares by a Selling Party outside of the framework of the continuous trading on the Stock Exchange, to any person other than to a Permitted Transferee of such Selling Party, shall be subject to the provisions of this Section 5.45.5.

5.6.	Tag Along Right

5.6.1.	Without derogating from the provisions of Section 5.5 above, if (i) a Shareholder wishes to sell or Transfer Shares, outside of the framework of the continuous trading on the Stock Exchange, in one or a series of related transactions, constituting the lower of: (a) 10% of the Company's issued and outstanding share capital; or (b) 50% of his/its holdings in the Company, and (ii) the Offerees do not deliver an Acceptance Notice to the Selling Party within the Relevant Period to exercise the Right of First Offer under Section 5.5 above, and (iii) if the Selling Party wishes to sell or Transfer Shares to a person which is not a Permitted Transferee of such Selling Party, then the Selling Party shall send a written notification to the Offerees, at least seven (7) Business Days prior to the closing of any transaction during the Transfer Period with respect to such Shares, which shall identify the proposed purchaser (the “Purchaser”) and the terms of the sale (the “Tag-Along Notice”). Each Offeree receiving the Tag-Along Notice shall have the right to notify the Selling Party, in writing (the “Participation Notice”), within three (3) Business Days after he/it had received the Tag Along Notice (the “Tag-Along Period”), that he/it wishes to participate in the Selling Party’s sale of the Transfer Shares, and to sell to the Purchaser up to that number of Shares owned by him/it determined by multiplying the total number of Transfer Shares by a fraction the numerator of which is the number of Shares owned by the relevant Offeree and the denominator of which is the total number of Shares owned by him/it, the Selling Party and the other Offerees which delivered a Participation Notice to the Selling Party within the Tag- Along Period. The sale shall be effected under the same terms set out in the Tag-Along Notice.

5.6.2.	A Participation Notice shall be irrevocable. A failure by an Offeree to send a Participation Notice to the Selling Party within the Tag-Along Period, shall be deemed a waiver by such Offeree of its Tag-Along right in respect of the Transfer Shares.

5.6.3.	To the extent any or all of the Offerees shall exercise their Tag-Along right, the number of the Transfer Shares that the Selling Party may sell to the Purchaser shall be correspondingly reduced. At the closing of the sale of the Transfer Shares to the Purchaser, the Selling Party shall transfer its Shares to the Purchaser only if the Purchaser concurrently therewith purchases, on the same terms and conditions specified in the Tag-Along Notice, all of the Shares as to which a Participation Notice has been delivered. The Offerees who delivered a Participation Notice within the Tag-Along Period shall deliver their portion of the Transfer Shares to the Purchaser, when they are free and clear of any Security Interest.

5.6.4.	If all the Offerees do not send a Participation Notice within the Tag-Along Period, or otherwise waive their right to tag-along pursuant to the terms hereof, then the Selling Party shall be entitled to Transfer the Transfer Shares to the Purchaser, provided, however, that in no event shall the Selling Party Transfer any of the Transfer Shares on terms more favorable to Selling Party than those stated in the Tag-Along Notice, and, provided, further, that any of the Transfer Shares not Transferred to the Purchaser within sixty (60) days after the expiration of the Tag-Along Period, shall be subject again to the provisions of this Section 5.6.

5.6.5.	For the avoidance of doubt, the Tag-Along right under this Section 5.6 shall not be applicable with respect to sales of Shares by Shareholders in the framework of the continuous trading on the Stock Exchange.

5.7.	Notwithstanding Sections 5.4, 5.5 and 5.6 above, a Shareholder shall be permitted to sell or Transfer, in each calendar year (in one or more transactions), Shares consisting of up to 2% of the issued and outstanding share capital of the Company as of immediately following the completion of the IPO, whether in the framework of the continuous trading on the Stock Exchange, or outside of the framework of the continuous trading on the Stock Exchange, without being subject to any Right of First Offer or Tag Along Rights of the other Shareholders in accordance with Sections 5.4, 5.5 and 5.6 above.

5.8.	Transfer to Permitted Transferees

Notwithstanding any provision to the contrary in this Section 5, a Shareholder shall have the right to Transfer all or part of his/its Shares to his/its Permitted Transferees, and the provisions of this Section 5 shall not apply with respect to such Transfer, provided that (a) such Permitted Transferee has agreed in writing (i) to adhere to and observe the provisions of this Agreement as if he/it was the transferor, and signed this Shareholders Rights Agreement, and (ii) to transfer such Shares to the Shareholder which held such Shares initially in the event such Permitted Transferee ceases at any time to be a Permitted Transferee of such Shareholder, and (b) such Shareholder shall ipso facto be deemed to have agreed to guarantee performance by such Permitted Transferee of its obligations pursuant to clause (a).

5.9.	Pledge on Shares

5.9.1.	Each Shareholder shall be entitled to pledge all or any part of his/its Shares at any time, provided that with respect to pledges on Shares which will be created following the completion of the IPO only, any Transfer of Shares subject to such Security Interests (including in the framework of enforcement proceeding relating to such pledge) shall be subject to all limitations on Transfer of Shares included in Section 5 (Limitations on Transferability of Shares).

5.9.2.	Notwithstanding the provisions of Section 5.9.1 above, following the completion of the IPO, a Shareholder shall be entitled to pledge up to twenty five (25%) of the Shares held by such Shareholder immediately following the completion of the IPO, and such pledge(s) shall not be subject to the provisions of Section 5 (Limitations on Transferability of Shares).

5.10.	Indirect Transfer of Rights

For as long as any Shareholder holds any Shares of the Company through a corporation under his Control, such Shareholder and/or any of its Permitted Transferees (subject to the provisions of Section 5.8 above) must remain the Controlling shareholders of such corporation and shall not be allowed to Transfer Control over such corporation.

6.	Representations & Warranties

Each of the Shareholders hereby represents and warrants toward the other Shareholders, as follows:

6.1.	Such Shareholder, if an entity, is duly organized and validly existing under the laws of the jurisdiction in which it is registered, and has all requisite power and authority to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement.

6.2.	This Agreement constitutes a valid and legally binding obligation of such Shareholder, legally enforceable against such Shareholder in accordance with its terms.

6.3.	The execution, delivery and performance by such Shareholder of this Agreement and compliance therewith, does not and will not result in any violation of or conflict with: (a) any agreements or undertakings to which the Shareholder is a party or by which it is bound; or (b) if the Shareholder is an entity - the Shareholder's constitutional documents.

6.4.	Such Shareholder is not, at the time hereof, and will not be for the duration of the term of this Agreement, a party to any shareholders' agreement, voting agreement or any similar instrument with any other shareholders of the Company.

7.	Term; Termination

7.1.	This Agreement will come into force retroactively as of September 30, 2020 and shall automatically terminate if the IPO is not completed by December 31, 2021.

7.2.	Notwithstanding the provisions of Section 7.1 above, Sections 3.1(i), 3.1.2, 3.1.3, and 5 shall come into force only following the IPO.

7.3.	This Agreement shall remain in force for so long as there is no single shareholder in the Company that holds more Shares than the total amount of Shares held by all Shareholders and/or their Permitted Transferees together (a “Termination Event”). Upon the occurrence of a Termination Event, this Agreement shall terminate automatically. The termination of this Agreement shall not release any party from a breach of the Agreement which occurred prior to its termination.

7.4.	Notwithstanding the provisions of Section 7.3 above, in the event where (god forbid) one of the Shareholders will pass away or a legal guardian shall be appointed for him, the remaining Shareholders (the "Remaining Shareholders") shall have the option, upon a unanimous decision of the Remaining Shareholders, without the need for consent from the legal successor(s) or heir(s) of such deceased Shareholder or from the legal guardian so appointed (as applicable), to either (i) continue the Agreement on its terms (in which case, the provisions of this Agreement shall continue to apply, including with respect to the legal successor(s) or heir(s) of the deceased Shareholder or with respect to the legal guardian appointed, as applicable), or (ii) terminate the Agreement unless new agreements are reached between the Remaining Shareholders and the legal successor(s) or heir(s) of the deceased Shareholder or the legal guardian appointed, as applicable.

8.	Miscellaneous

8.1.	Accumulation of Shareholding. In determining the number or percentage of Shares held by any Shareholder for the purposes of this Agreement, the number of Shares held by each Shareholder shall be aggregated with the number of Shares held by the Permitted Transferee(s) of such Shareholder.

8.2.	Articles of Association. In the event of any contradiction between the Articles of Association of the Company and this Agreement, as between the Shareholders, the provisions of this Agreement shall prevail. The Shareholders shall refrain from voting their shares in the Company in favor of amending the Company’s Articles of Association in a way that contradicts or otherwise diminishes from the provisions of this Agreement.

8.3.	Additional Shares. In the event of any share split, share dividend, recapitalization, reorganization, combination or the issuance, acquisition or receipt of additional Shares, the provisions of this Agreement shall apply also to any Shares issued to or otherwise held by the Shareholders.

8.4.	Governing Law; Forum for Dispute Resolution.

8.4.1.	This Agreement shall be governed by the laws of the State of Israel.

8.4.2.	Except as otherwise provided in Section 8.4.3 below, any dispute in connection with this Agreement shall be resolved exclusively and finally by a confidential binding arbitration, by a sole arbitrator to be nominated by mutual written consent of the Shareholders. In the event that no nomination is made within 15 days from a Shareholder’s written request, the arbitrator shall be appointed by the Israeli Institute of Commercial Arbitration at the written request of a Shareholder. The arbitration proceedings shall be conducted pursuant to the Arbitration Law, 1968 (the “Arbitration Law”). The arbitration proceedings shall take place in the Gush Dan area in Israel and shall be conducted in Hebrew. The arbitrator shall be subject to substantive law, but shall not be subject to procedural law and evidence law, and will be obligated to provide his/her decisions and the reasons and basis for his decisions (including, without limitation, the grant of any remedies) in detail and in writing. The decisions and award of the arbitrator shall be final and binding upon the parties. The arbitrator will have the same power to grant all appropriate legal and equitable relief to the extent possible, both by way of interim relief and as a part of the final award, as may be granted by any court of competent jurisdiction, in order to carry out the terms of this Agreement (including declaratory and injunctive relief and damages). All awards and orders of the arbitrator, including interim relief, may be enforced by any court of competent jurisdiction. Unless otherwise determined by the arbitrator, all Shareholders which are parties to the arbitration proceeding shall equally share all fees and expenses of the arbitrator and each of the parties shall personally bear all other costs and fees, including attorney’s fees, incurred by that party in the course of the arbitration.

8.4.3.	Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction in Tel Aviv, Israel for provisional relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy, including in order to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement.

8.4.4.	Without limitation of the foregoing in this Section 8.4, the exclusive jurisdiction in connection with this Agreement shall be with the appropriate courts in Tel Aviv – Jaffa in Israel. This Section 8.4 constitutes an arbitration deed.

8.5.	Notices. All notices or other communications in connection with this Agreement shall be in writing, shall be given in person, by registered mail or by e-mail, and shall be delivered to the relevant party's address, as specified in the preface of this Agreement. All notices or communications shall be deemed to have been duly delivered to the addressee thereof: (i) if hand delivered, on the day of delivery, (ii) if delivered by E-mail transmission, on the Business Day on which such transmission is sent and confirmed, and (iii) if mailed by registered mail, two (2) Business Days following the date it was mailed.

Each Shareholder may, from time to time, change the address or the email address to which notices and communications to him/it are to be delivered or mailed hereunder, by notice delivered or sent to the other parties in accordance herewith.

8.6.	Entire Agreement. This Agreement constitutes the entire agreement among the parties in respect of the subject matters of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matters.

8.7.	Headings. The headings contained in this Agreement are solely for convenience of reference and shall not affect the interpretation of this Agreement.

8.8.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9.	Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to any Shareholder upon any breach or default by another Shareholder under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

8.10.	Amendments. This Agreement may be amended or modified in whole or in part only by a duly authorized written agreement that refers to this Agreement and is signed by all the Shareholders.

8.11.	Limitations on Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Shareholders and their respective Permitted Transferees, any rights or remedies under this Agreement.

8.12.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected, impaired or invalidated thereby.

8.13.	Assignment. Except as expressly permitted herein, this Agreement is not assignable by any Shareholder, and no Shareholder shall assign or otherwise transfer, in whole or in part, this Agreement, and/or any of its rights, interests or obligations hereunder to any third party, without the prior written consent of the other Shareholders, and any such assignment without such prior written consent shall be null and void.

[Signature Page Follows]

IN WITNESS WHEREOF, this Shareholders Rights Agreement has been duly executed as of the date first above written.

/s/ Amir Nechmad	/s/ Yair Nechmad
AMIR NECHMAD	YAIR NECHMAD

/s/ David Ben-Avi	/s/ Yair Nechmad
DAVID BEN-AVI	YAIR NECHMAD LTD.

[Signature Page to Shareholders Rights Agreement]